Exhibit 3.2

Amended and Restated Articles of Association of a Public
Company Limited by Shares

The Companies Law, 5759-1999

Enlight Renewable Energy Ltd.

Interpretation

In these Amended and Restated Articles of Association, unless the wording of the text requires another interpretation:

These “Articles of Association” or the “Articles”	-	Means these Amended and Restated Articles of Association, in the form herein or as amended from time to time;

The “Company”	-	Means Enlight Renewable Energy Ltd., public company number 520041146.

The “Board of Directors”	-	Means the board of directors of the Company, appointed or elected in accordance with the provisions of these Articles;

The “Companies Law” or the “Law”	-	Means the Companies Law, 5759-1999, as amended from time to time;

The “Securities Law”	-	Means the Securities Law, 5728-1968, as amended from time to time;

The “Office”	-	Means the registered office of the Company as it may be from time to time;

The “Shareholders Register”	-	Means the register of shareholders of the Company, administered in accordance with the Companies Law and the provisions of these Articles;

“Writing”	-	Means printed, photocopied, telegram, telefax or facsimile;

“Resolution with a Regular Majority”	-	A resolution passed in a general meeting (whether an annual meeting or a special meeting) with a majority of the votes represented in such meeting in person or by proxy and voting thereon, and without taking into account abstentions;

“Administrative Proceeding”	-	A proceeding under Chapters H3 (Imposition of a Financial Sanction by the Israel Securities Authority), H4 (Imposition of Administrative Enforcement Means by the Administrative Enforcement Committee) or I1 (Arrangement to Prevent Taking Proceedings or Ceasing Proceedings, Contingent on Terms) of the Securities Law;

Subject to the provisions of this Article, unless the wording of the text requires another interpretation, terms that are defined in the Companies Law but are not defined in these Articles, shall have the meaning ascribed to such terms in the Companies Law. Words presented in the singular form will include the plural and vice-versa. Words presented in the male form will include the female. Words that relate to individuals will include corporations as well.

This English version of these Articles of Association shall be the governing version and any translations to Hebrew or otherwise shall be for convenience purposes only.

1.	Objectives of the Company

Subject to the provisions of the Company’s Articles of Association, the Company may engage in any legal business. However, the primary area of activity of the Company will be the field of renewable energy.

2.	Limitations of Liability

2.1.	The Company is a limited liability company and each shareholder’s liability for the Company’s debts is therefore limited to the payment of the unpaid portion of the full amount (par value and premium) such Shareholder was required to pay the Company for such shareholder’s shares.

2.2.	In the event of an allocation by the Company of shares for a consideration that is lower than their par value, as set forth in Section 304 of the Companies Law (the “Reduced Consideration”), the liability of the shareholder will be limited to the payment of the Reduced Consideration for the shares allocated to the shareholder as set out in this paragraph above.

3.	Articles of Association of the Company

3.1.	These Articles may only be amended by a Resolution with a Regular Majority.

3.2.	Notwithstanding the provisions of these Articles, an amendment to these Articles that requires a shareholder to purchase additional shares or to increase the scope of its liability will not bind any shareholder without such shareholder’s consent.

4.	Share Capital

4.1.	The registered share capital of the Company is NIS 18,000,000 (eighteen million New Israeli Shekels), divided into 180,000,000 (one hundred eighty million) ordinary shares par value NIS 0.10 each.

4.2.	All of the ordinary shares have equal rights between them for all intents and purposes, and each ordinary share confers upon the holder the following rights, subject to the provisions of these Articles:

4.2.1.	A right to be invited to and participate in the general meetings of shareholders of the Company, and the right to one vote for each ordinary share in every vote of every general meeting of the Company in which the holder participates;

4.2.2.	A right to receive dividends, if distributed, and a right to receive bonus shares if and when distributed – all on a pro rata basis according to the par value of the shares, and without taking into account any premium paid thereon;

4.2.3.	The right to participate in the distribution of surplus assets of the Company after its liquidation in accordance with its relative share of the Company’s issued share capital;

4.2.4.	The above will not derogate from the right of the Company to create shares of different classes, as set forth in these Articles below and under any applicable law.

5.	Change of the Registered Capital and Changes of Rights

5.1.	The general meeting of the shareholders of the Company may, with a Resolution with an Ordinary Majority, and subject to Section 46B of the Securities Law and any applicable law:

5.1.1.	Increase its registered share capital.

Unless determined otherwise in a resolution of the meeting of the shareholders regarding the increase of capital, all of the new share capital will be considered part of the original share capital of the Company and will be subject to the same provisions of these Articles with respect to payment of calls for payment, pledge right, transfer, ownership, forfeiture or otherwise, applicable to the original share capital;

5.1.2.	Consolidate its share capital, in whole or in part, and divide it to shares with par value that is higher than the current par value;

5.1.3.	Split its shares, in whole or in part, into shares with a par value that is less than the current par value, provided that a share that is not repaid in full will be split into shares which will have a ratio of paid to unpaid shares as the ratio that existed between the paid amount and the unpaid amount before the split;

5.1.4.	To change, terminate, convert, expand, add or change in another manner the rights, excess rights, advantages, limitations and provisions related or that are not related at the time to the shares of the Company;

5.1.5.	To cancel any registered share capital that has not yet been allocated, provided that there is no obligation of the Company, including a contingent obligation, to allocate shares from the said registered capital;

5.1.6.	To reduce its share capital in the same manner, under the same terms and subject to the receipt of the approvals required under the Companies Law.

5.2.	The rights conferred to shareholders will not be considered to have been changed by the creation or issuance of additional shares that are pari passu with them, unless stated otherwise in the terms of issuance of such new shares.

5.3.	A change, conversion, termination, expansion, addition or other change to rights, excess rights, advantages, limitations and provisions related only to a certain type of shares issued to shareholders of the Company are subject to the consent of the holders of a majority of the outstanding shares of such class of shares, either in writing, or by a resolution passed at a general meeting of the shareholders of such class of shares.

5.4.	The provisions of these Articles of Association regarding general meetings will apply, mutatis mutandis, to any meeting of the holders of a class of the Company’s shares.

5.5.	In order to perform any resolution as set forth above, the Board of Directors may settle, as it sees fit, any difficulty that may arise. Without derogating from the power of the Board of Directors as aforementioned, in the event that as a result of a consolidation of capital, fragments of shares remain for shareholders whose shares have been consolidated, the Board of Directors may:

5.5.1.	Sell all the fragments, and in order to do so, may appoint a trustee, in whose name share certificates in respect of the fragments will be issued, who will sell them, and the consideration received, less fees and expenses, will be distributed to the entitled persons;

5.5.2.	Allocate to all shareholders for which the consolidation results in fragments of shares, fully paid up shares of the applicable class of shares existing prior to the consolidation, in such a number that the consolidation thereof with the fragment will form one complete consolidated share; such allocation will be deemed effective shortly before the consolidation;

5.5.3.	To determine that the shareholders will not be entitled to receive a consolidated share for a fragment of a consolidated share arising from the consolidation of half or less than the number of shares the consolidation of which creates one consolidated share, and will be entitled to receive a consolidated share for a fragment of a consolidated share arising from the consolidation of more than half of the number of the shares the consolidation of which creates one consolidated share;

5.5.4.	In the event that an action under paragraphs 5.5.2 or 5.5.3 above requires the issuance of additional shares, payment therefor will be performed in the same manner in which payment for bonus shares is performed, provided that is permissible under applicable law. Consolidation and splitting as set forth above will not be considered a change to the rights of shares that are the subject of consolidation or splitting.

5.6.	In any event of consolidation of shares to shares with a large par value, the Board of Directors may determine arrangements in order to overcome any difficulty that may arise in connection with consolidation, and in particular, it may determine which shares will be consolidated to such or other share, and in the event of a consolidation of shares that are not owned by one owner, it may set forth arrangements for the sale of the consolidated share, the manner of its sale and the manner of the distribution of the consideration (net) and to appoint a person in order to perform the transfer, and any action performed by such person will be effective and no claims may be made against such actions.

5.7.	The securities of the Company will be under the supervision of the Board of Directors, which may allocate them or grant them at its discretion, subject to the provisions of any applicable law and the provisions of these Articles of Association. The Board of Directors of the Company may:

5.7.1.	issue shares and other securities, convertible or exercisable to shares, up to the limit of the registered share capital of the Company, and it may allocate them (or handle them in another manner) in consideration for cash or other, non-cash, consideration, with the same qualifications and terms, whether at a premium, par value or discount, on the same dates as it finds fit, and to grant to any person a right to demand the allocation of any shares during the same period and against consideration, as determined by the Board of Directors; and

5.7.2.	resolve to issue a series of bonds pursuant to its authority to borrow on behalf of the Company, and within the limitations of such authority.

5.8.	Unless resolved otherwise by the general meeting in a Resolution with a Regular Majority, in the event of any offer for sale of shares to a shareholder, there is no obligation to make a similar offer to all holders of shares of the Company. The Board of Directors may offer for sale securities of the Company to whomever it sees fit, whether the offerees or some of them are owners of securities of the Company or otherwise, all subject to the provisions of any applicable law, the provisions of the Articles of Association and the agreements applicable to the Company on the date of the allocation.

5.9.	Upon the allocation of shares, the Board of Directors may determine various terms for the shareholders with respect to the consideration, payment of calls for payment and/or payment dates.

6.	Ownership of the Shares

6.1.	The Company may treat the registered holders of a share as the absolute owners thereof, and accordingly, will not be required to recognize any claim in equity or otherwise regarding such a share, or regarding a benefit therein to any other person, unless directed otherwise by an order of a competent court or the Companies Law as otherwise required by applicable law. The provisions above will not apply to a nominee company, as defined under the Companies Law.

6.2.	In the event that the Company receives a request for registration as a shareholder in the register by a person that is registered as the owner of the same shares with a stock exchange member, and such shares are registered in the registry in the name of a nominee company, the Company will list such person in the register of shareholders if the provisions of Article 8 below are satisfied, as well as the following terms:

6.2.1.	The requesting party has provided the Company with an undertaking from the stock exchange member with which its shares are registered to inform the Company of the new holdings of the requesting person immediately upon the performance of an action that changes its holdings in a share.

6.2.2.	The requesting person undertook in writing vis-à-vis the Company to inform it of the performance of actions as set forth above.

6.3.	In the event that two or more individuals are registered as joint holders of a share, each of them may provide binding receipts for any dividend, shares, bonus shares, share certificates, bonds, options or any other funds or rights with respect to the share, irrespective of whether such dividend, share, bonus share, share certificate, bonds, options or any other funds or rights were delivered or provided to the other joint holder.

6.4.	The Company may pay, at any time, a fee to any person for its signature or consent to sign, whether unconditional or with conditions, on any share, bond or series of bonds of the Company or its consent to obtain a signature, whether unconditional or with conditions, on any share, bond or series of bonds of the Company, all subject to the provisions of the Companies Law.

6.5.

6.5.1.	The guardians and managers of the estate of a deceased shareholder or, where there is no estate manager or guardian, the individuals who have a right as inheritors of the deceased shareholder, will be the only individuals that the Company will recognize as holders of the right to the share that was registered in the name of the deceased shareholder, unless a court gives an order instructing otherwise.

6.5.2.	In the event that a share is registered in the name of two or more holders, the Company will only recognize living holder(s) as having the right to the share or benefit therein, subject to the provisions of the Articles of Association and the provisions of any applicable law.

6.5.3.	A partner in the ownership of a share may transfer its right to shared ownership subject to the provisions of the Articles of Association.

6.5.4.	The Company may recognize a receiver or liquidator of a shareholder that is a corporation undergoing winding up or liquidation, or a trustee in bankruptcy or a guardian of a legally incompetent person, as a holder of a right to shares registered in the name of such a shareholder.

6.6.	Any person that becomes holder of a right to a share following the death of a shareholder may, in presenting evidence of a probate order or appointment of a guardian or an inheritance order, indicating that it has the right to shares of the deceased shareholder, be registered as a shareholder for the said shares, or may, subject to the consent of the Board of Directors under these Articles of Association, transfer the same shares.

7.	Share Certificates

7.1.	The share certificates will be issued with the stamp of the Company and the signature of two directors or the signature of the secretary of the Company and one director or another person, as determined by the Board of Directors.

7.2.	Each member that is listed in the shareholders register will be entitled to receive, within six months from the date of the allocation or the registration of the transfer, one share certificate for all of the shares registered in its name and for which the consideration has been paid in full, or, if the Board of Directors so approves, a number of share certificates for the shares registered in its name.

7.3.	Each share certificate will list the number of shares with respect to which it was issued, and any other important detail in the opinion of the Board of Directors or that must be stated under any applicable law.

7.4.	A certificate in respect of shares registered in the names of two or more owners will be provided to the person whose name appears first in the register of shareholders from the names of the joint holders, and the Company will not be required to issue more than one certificate for all of the joint holders of shares. The delivery of such a certificate to one of the holders will be considered delivery to all of the holders.

7.5.	If a share certificate is destroyed, lost or corrupted, the Board of Directors may issue a new certificate in its place, provided that the certificate is delivered to the Board and destroyed by it or it is proven to the Board’s satisfaction that the certificate has been lost or destroyed, and the Board received guarantees to its satisfaction, for any potential damage, all for payment of consideration fee, if placed.

7.6.	A shareholder that duly holds a share deed may return the deed to the Company in order to annul it and register the share in such holder’s name. Upon the annulment, the name of the shareholder and number of shares held by it shall be recorded in the register of shareholders.

8.	Transfer of Shares and Delivery

8.1.	The ownership of shares of the Company will not be amended in the register of shareholders of the Company, other than upon the fulfillment of one of the alternatives in Section 299 of the Companies Law, as stated in Article 35.4.4 below.

8.2.	A share transfer deed in the Company will be signed by the transferor and the transferee, and the transferor will be considered to remain a shareholder as long as the name of the transferee has not yet been recorded in the register of shareholders with respect to the transferred share.

8.3.	The share transfer deed will be in the following form or in a form as similar thereto as possible, or as approved by the Board of Directors:

I, ____________________ of _________________ (hereinafter:      the     “Transferor”),      in consideration for a total of NIS ___________________ hereby transfer to ______________________ (hereinafter: the “Transferee”) ___________________ shares par value NIS __________ each, marked with numbers ________________ from __________to ______________inclusive, of Enlight Renewable Energy Ltd., to be held by the Transferee, its estate, guardian and representative, under all of the terms based on which I held them prior to my signature on this document, and I, the Transferee, hereby agree to accept the aforesaid shares based on the terms above.

In witness whereof, we affix our signatures

Today the __________ day of ______, ____________

_____________                                                      ____________

The Transferor                                                      The Transferee

_____________                                                       ____________

Witness to signature of the Transferor                Witness to signature of the Transferee

8.4.	Together with the transfer deed, the Company must be provided with any document (including the certificate of the transferred share) that the Board of Directors requests in connection with the transfer. In the event that the transfer of the share was approved – all of the aforesaid documents will remain in the possession of the Company.

8.5.	Any transfer of not fully paid up shares will not have effect unless approved by the Board of Directors. The Board of Directors may, at its absolute discretion and without being required to provide reasons, refuse to register a transfer of not fully paid up shares.

8.6.	Any transfer deed will be provided to the Office for the purpose of registration. The transfer deeds that are recorded in the register will remain in the possession of the Company, but any transfer deeds that the Board of Directors refuses to record for reasons permitted under the Articles of Association or under the Companies Law will be returned upon demand to the party that provided them, together with the share certificate (if provided).

9.	Rights of a Shareholder

In addition to the rights of shareholders set forth in Article 4.2 above, every shareholder of the Company is entitled to the following rights:

9.1.	Each of the shareholders will have the right to review documents of the Company as set forth below:

9.1.1.	Minutes of general meetings;

9.1.2.	The register of shareholders;

9.1.3.	These Articles of Association and any amendments, as made from time to time;

9.1.4.	Any document that the Company must submit under the Companies Law and under any applicable law to the Israeli Companies Registrar or the Israel Securities Authority, and available for review by the public in the Israeli Companies Registrar or the Israel Securities Authority, as applicable;

9.2.	A shareholder is entitled to demand from the Company, while stating the purposes of the demand, to review any document in the possession of the Company relating to an action or transaction requiring approval of the general meeting under Section 255 and Sections 268 through 275 of the Companies Law.

9.3.	The Company may refuse the request of a shareholder if in the opinion of the Board of Directors, the request was submitted by a shareholder not in good faith or the documents requested contain a trade secret or patent, or the disclosure of the documents may harm the interests of the Company in a different manner.

10.	The Organs of the Company

10.1.	The organs of the Company are:

10.1.1.	The general meeting;

10.1.2.	The Board of Directors;

10.1.3.	The Chief Executive Officer;

The actions of an organ and its intentions are the actions of the Company and its intentions.

10.2.	The organs of the Company will have the following powers:

10.2.1.	The general meeting will have the powers set forth in Article 11 below.

10.2.2.	The Board of Directors will have the powers set forth in Article 21 below.

10.2.3.	The Chief Executive Officer will have the powers set forth in Article 28 below.

10.3.	Unless stated otherwise explicitly in these Articles, the Board of Directors of the Company may delegate any power of the Company that was not set forth in law or these Articles to a different organ of the Company.

10.4.	The general meeting may assume powers granted to the Board of Directors, where the Board of Directors is precluded from exercising its powers and only for so long as such preclusion is continuing, and/or any other organ of the Company for any matter essential to the proper management of the Company and/or any action that is required, in the opinion of the general meeting, for the interests of the Company and/or any other matter for a period of time that will not exceed the period of time required under the circumstances.

10.5.	The Board of Directors of the Company may assume authorities provided to the Chief Executive Officer of the Company on all matters essential to the proper management of the Company and/or any action that is required, in the opinion of the general meeting, for the interests of the Company and/or any other matter for a period of time that will not exceed the period of time required under the circumstances.

General Meetings

11.	The general meeting and its powers

11.1.	The resolutions of the Company regarding the following matters will be passed in a general meeting of the shareholders:

11.1.1.	Changes to the Articles of Association of the Company, as stated in Article 3 above;

11.1.2.	Use of the powers of the Board of Directors in the event that the Board of Directors of the Company is unable to fulfill its role, as set forth in Section 52(a) of the Companies Law or as set forth in Article 10.4 above;

11.1.3.	The appointment of the auditor of the Company, the termination of his term of appointment and determining the terms thereof, subject to the provisions of Article 31 below;

11.1.4.	The appointment of external directors in accordance with the provisions of Section 239 of the Companies Law and in accordance with Article 19 below;

11.1.5.	Approval of actions and transactions that require approval of the general meeting under the provisions of any applicable law;

11.1.6.	Increase and reduction of the registered share capital, as set forth in Article 5 above;

11.1.7.	Appointment of directors that are not external directors, as set forth in and subject to Article 19 below; and

11.1.8.	A merger as set forth in Section 320(a) of the Companies Law.

11.2.	The provisions of the Companies Law with regard to dates of convening general meetings of shareholders, the manner of convening them, the matters that will be discussed therein, the legal quorum, methods of providing notice, manner of voting, management of minutes and the like, will apply with regard to general meetings and class meetings, excluding if determined explicitly in these Articles otherwise, and subject to the provisions of any applicable law.

12.	Convening an Annual General Meeting

12.1.	The Company will hold an annual general meeting of its shareholders each year, no later than the end of fifteen months after the previous annual general meeting.

12.2.	The agenda of the annual general meeting will include the following topics:

12.2.1.	A discussion of the financial statements and reports of the Board of Directors;

12.2.2.	Appointment of directors and determining their remuneration;

12.2.3.	Appointment of an auditor, subject to the provisions of Article 32(b) below;

12.2.4.	Any matter that the Board of Directors has determined will be included in the agenda of the annual general meeting;

12.2.5.	Matters that are requested of the Board of Directors by one or more shareholders that hold in the aggregate at least one percent (1%) of the voting rights at the general meeting, provided that this matter is suitable to be discussed in a general meeting.

13.	Convening a Special General Meeting

13.1.	The Board of Directors of the Company may convene a special general meeting of its shareholders, by making such a decision, and at the request of any of the following:

13.1.1.	Two directors or a quarter of the serving directors;

13.1.2.	One or more shareholders that hold, in the aggregate, at least five percent (5%) of the issued and outstanding share capital and one percent (1%) of the voting rights in the Company, or one or more shareholders that hold, in the aggregate, at least five percent (5%) of the voting rights in the Company.

13.2.	The agenda in a special general meeting will be determined by the Board of Directors and will also include matters for which the convening of a special meeting as set forth in Article 13 above is required, as well as a matter that is requested by a shareholder as set forth in Article 12 above.

13.3.	If requested as set forth in Article 14 below, the Board of Directors will call the convention of a special general meeting no later than twenty one days from the date on which the request was provided thereto, as set forth below; the date on which the special general meeting will convene will be detailed in the invitation that will be provided to the shareholders under Article 14 below, provided that such date is no later than 35 days from the date on which the invitation to convene was published.

14.	Notices Regarding Convening General Meetings

14.1.	The Company may determine a record date with regard to the entitlement to receive invitations to general meetings, to participate and vote thereat, provided that the aforesaid date will not exceed 40 days and not be less than 4 days before the date determined for the convention of the general meeting.

14.2.	Subject to the provisions of Section 69 of the Companies Law, a notice of the convention of a general meeting of the shareholders will be provided to all of the shareholders entitled thereto, by the publication in two daily Hebrew newspapers published in Israel and with reasonable distribution.

15.	Discussions in General Meetings

15.1.	The general meeting may discuss any matter as set forth by the Companies Law and these Articles of Association, and any matter on the agenda, as will be set out in the notice of convening the general meeting.

15.2.	The legal quorum for holding a general meeting is the presence of at least one shareholder that holds at least twenty-five percent (25%) of the voting rights, within half an hour from the time determined for the commencement of the meeting.

15.3.	No matter should be discussed in a general meeting unless a legal quorum is present within half an hour from the time determined for the commencement of such general meeting. In the event that a legal quorum is not present at the end of half an hour from the time determined for the commencement of such general meeting, the general meeting will be adjourned by seven days, to the same day and at the time and in the same place, or another date and/or place, if so stated in the invitation to or notice of said general meeting (hereinafter: an “Adjourned Meeting”).

15.4.	In the event that the legal quorum set forth in Article 15.3 above is not present at the Adjourned Meeting half an hour after the scheduled time, the Adjourned Meeting will take place with any number of participants.

15.5.	Notwithstanding the provisions of Article 15.4 above, in the event that the general meeting was convened at the request of shareholders as stated in Article 13.1.2 above or under Section 64 of the Companies Law, the Adjourned Meeting will only take place if at least the number of shareholders required to convene a general meeting as stated in Article 13.1.2 above is present.

15.6.	A general meeting that has a legal quorum may decide to adjourn the meeting to a later date and place to be determined. In the Adjourned Meeting, only matters on the agenda of the original meeting and for which no resolution was passed will be discussed.

15.7.	In the event that a general meeting as stated in Article 15.6 above is adjourned to a date later than twenty one days, notices will be provided for the adjourned general meeting in the matter set out in Article 15 above.

16.	Chairman of the General Meeting

16.1.	The chairman of the Board of Directors or a person that he appoints in writing on a permanent basis or for a specific meeting will serve as chairman of the general meeting.

16.2.	In the event that a chairman of the Board of Directors is not appointed or is not present or has not appointed a chairman for a general meeting, the chairman of the general meeting will be a person selected by the general meeting from the members of the Board of Directors present, and if no director is present – a person selected by the general meeting from the participating shareholders.

17.	Vote in the General Meeting

17.1.	Subject to and without derogating from the rights or limitations existing at any time in connection with a special class of shares constituting part of the Company’s share capital, each member is entitled to one vote for each share granting a voting right held thereby or for which it grants power of attorney to vote. A shareholder will be entitled to participate and vote at a general meeting, whether by themselves, by proxy or by a proxy card, if it has provided to the Company confirmation of ownership as set forth in the Articles enacted in this regard, as of the effective date as determined in the notice of convening the general meeting, that is no later than 21 days and no earlier than 4 days before the date determined for such general meeting to convene.

17.2.	If a shareholder is a minor, bankrupt or legally incompetent, or in the event of a corporation, is undergoing receivership or liquidation, it may vote through its trustees, receivers, natural or other legal guardians, as the case may be, and such trustees, receivers, natural or other legal guardians may vote themselves or by proxy.

17.3.	In the event of two or more shareholders that are joint holders of a share and are present and voting – only the vote of the head of the joint owners present and voting will be taken into consideration, and the votes of the other joint owners will not. For this purpose, the head of the joint owners will be considered the person whose name is recorded first in the register of shareholders from those present and voting.

17.4.	A shareholder may appoint a proxy to vote in his or her place, who does not have to be a shareholder of the Company. The appointment of a representative or proxy to participate and vote at a meeting on behalf of the shareholder will be in writing, hand-signed by the shareholder or such shareholder’s proxy that is authorized in writing, or in the event that the appointing party is a corporation, the document must bear binding signatures in accordance with the articles of association of the same corporation. If the appointing party is a corporation, confirmation of an attorney will be attached to the power of attorney stating that such power of attorney was signed in accordance with the articles of association of the same corporation. Subject to the provisions of the Companies Law, a shareholder may also vote through a proxy card.

17.5.	A vote in accordance with the terms of a power of attorney will be legal even if prior thereto, the appointing party died or was declared bankrupt or legally incompetent or terminated the letter of appointment or transferred the share with respect to which it was given or, if it is a corporation, a liquidator or receiver was appointed, unless a written notice was received regarding the aforesaid change at the Office at least one day before the meeting, or the place at which the meeting will convene, provided such notice was delivered no later than shortly before the general meeting commences.

17.6.	A letter of appointment of proxy or a power of attorney or other certificate (if any) or a copy certified by a notary or attorney, as well as a proxy card, will be provided at such place as determined by the Board of Directors for the delivery of confirmation of ownership no later than 48 hours before the general meeting.

17.7.	A shareholder holding more than one share will be entitled to appoint more than one proxy subject to the provisions below:

17.7.1.	The letter of appointment will state the class and number of the shares with respect to which it was granted;

17.7.2.	In the event that the total shares of any kind set forth in the letter of appointment granted by one shareholder exceed the number of shares of the same class held thereby, all of the letters of appointment provided thereby in respect of the surplus shares will be null, without derogating from the effectiveness of the votes cast in respect of the shares held thereby;

17.7.3.	In the event that a proxy is appointed by shareholders and the letter of appointment does not state the number and class of shares in respect of which it was provided, the letter of appointment will be considered to have been provided in respect of all of the shares on the date on which the letter of appointment was provided to the Company or on the date on which it was provided to the chairman of the meeting, as applicable. In the event that the letter of appointment was provided in respect of a number of shares that is lower than the number of shares owned by the shareholder, the shareholder will be considered to have abstained from the casting the votes in respect of the balance of the shares owned by it, and the letter of appointment will only be effective in respect of the number of shares set forth therein.

18.	Passing Resolutions in the General Meeting

18.1.	In each general meeting, a resolution presented for a vote will be passed by the counting of votes.

18.2.	All resolutions in the general meeting, including resolutions regarding mergers, will be resolutions with a Regular Majority.

18.3.	The declaration of the chairman of the general meeting that a resolution in a general meeting has passed unanimously or with a specific majority or has not passed will be prima facie evidence thereof.

The Board of Directors

19.	The Directors and Manner of their Appointment

19.1.	The number of directors of the Company (including external directors) will not be less than five and will not exceed thirteen.

19.2.	Subject to the provisions of Article 19.7 below, each director of the Company will be elected with a resolution passed with a Regular Majority at an annual or special general meeting, and will serve in his or her role until the end of the subsequent annual general meeting. Provided, however, that until his or her replacement shall be dully elected or appointed, such director will continue to serve unless his or her office has been vacated pursuant to any applicable law or the Articles of Association.

19.3.	The Company will appoint as directors only individuals who are fit to serve as directors under any applicable law.

19.4.	Subject to the provisions of any applicable law, no director will be disqualified solely due to his service as a director in the Company from holding another position or role for which such director may be compensated by the Company or any other company of which the Company is a shareholder or has another interest in, or from entering into an agreement with the Company, whether as a seller or purchaser or otherwise, and no such agreement or other agreement or contract made by the Company or in its name, in which the director has any benefit, will be contested.

Additionally, a director will not be required to provide a report to the Company of any profit arising from the role or a profit-generating role as stated, or that comes as a result of an agreement as set out above, provided that such director has complied with the provisions of the Companies Law relating to a personal interest of a director.

19.5.	[Deleted]

19.6.	A director who vacated his office may be reappointed.

19.7.	The Board of Directors may, from time to time, appoint by a written resolution signed by all of the members of the Board of Directors, subject to Article 19.1 above, an additional member to the Board of Directors. By a resolution adopted with a Regular Majority of the Board of Directors, the appointment of a member of the Board of Directors who is appointed under this Article 19.7 may be terminated. The term of the appointments under this Article 19.7 will be until the end of the following annual general meeting.

19.8.	In the event that the office of a director is vacated for any reason, the directors serving may appoint by a unanimous resolution a director in his or her place, and such director will serve through the term his predecessor would have served had the office not been vacated. As long as the number of directors does not exceed the maximum number permitted under these Articles, the directors may appoint additional directors up to the maximum number permitted, and the appointments will be effective until the upcoming general meeting in which directors are appointed.

19.9.	The Company may approve the appointment of a director such that the date of the commencement of such director’s term is later than the date of his appointment.

19.10.	With regard to the appointment of external directors, the provisions of the Companies Law will apply. Without derogating from the foregoing, the Company may, by a resolution passed with a Regular Majority, approve the appointment of an external director for two additional terms of three years each.

19.11.	A director may appoint a substitute director, all subject to the provisions of Section 237 of the Companies Law. The substitute director will be subject to the provisions of the Companies Law and these Articles of Association applicable to a director of the Company, and his office will be vacated upon the occurrence of the events set forth by law or the Articles due to which the office of the director who appointed him is vacated.

19.12.	The term of a member of the Board of Directors who is not an external director will expire automatically in each of the cases set forth in Section 228(a) of the Companies Law, and upon the occurrence of any of the following events:

19.12.1.	Upon his death.

19.12.2.	If he becomes legally incompetent.

19.12.3.	Without derogating from the above, the general meeting may, by a resolution passed with a special majority of sixty-five percent (65%) of the votes represented in such meeting in person or by proxy and voting thereon, and without taking into account abstentions, dismiss a director, even if he was appointed in a manner other than by the general meeting, if the general meeting decides that such director acted against the interests of the Company or in breach of a fiduciary duty vis-à-vis the Company, in which case the provisions of Section 230(a) of the Companies Law will apply regarding granting the director an opportunity to present his case before the general meeting.

In the event that the Company will have a single controlling shareholder (a private entity or a single corporation), who holds more than fifty percent (50%) of the voting rights in the Company, then the majority for the purposes of this section will be a Regular Majority.

20.	Salary of Directors

20.1.	Directors will not receive compensation from the Company unless the Company decides otherwise. A director is entitled to be reimbursed for its reasonable travel and other expenses related to its participation in meetings of the Board of Directors and the fulfillment of his role as a member of the Board of Directors.

20.2.	A director that provides the Company with special services or makes special efforts for one of the purposes of the Company will be entitled to compensation from the Company in the amount determined by the Company, and such compensation will be in addition to, or will replace, such director's regular compensation, if any, as determined by the Company.

20.3.	The compensation of a director for its service or for its employment in another role requires approval by the audit committee, the Board of Directors and the general meeting, as set forth in Sections 270(3) and 273 of the Companies Law.

20.4.	The external directors are entitled to compensation and reimbursement of expenses as set forth by law. Without derogating from the foregoing, exemptions from liability, undertakings of indemnification and insurance pursuant to the Companies Law or Article 30 below will not be considered compensation.

21.	Powers of the Board of Directors

21.1.	All of the powers and authorities for the management of the Company, excluding the same powers and authorities granted under law to the general meeting, will be granted to the Board of Directors. Without derogating from the generality of the above and the powers of the Board of Directors that are granted thereto under these Articles of Association, the Board of Directors will outline the policy of the Company and supervise the performance of the roles of the Chief Executive Officer and its actions, including:

21.1.1.	It will determine the plan of action of the Company, principals for financing and priorities among them;

21.1.2.	It will examine the financial state of the Company and determine the credit limit that the Company may take;

21.1.3.	It will determine the organizational structure and the compensation policy;

21.1.4.	It may resolve to issue a series of bonds;

21.1.5.	It will be responsible to prepare and approve the financial statements;

21.1.6.	It will appoint and dismiss the Chief Executive Officer;

21.1.7.	It will make resolutions regarding actions and transactions requiring its approval under the provisions of Sections 255 and 268 through 275 of the Companies Law;

21.1.8.	It may allocate shares and securities convertible to shares up to the limit of the registered share capital of the Company, as set forth in Article 5.7 above;

21.1.9.	It may resolve to distribute dividends and to purchase shares of the Company by the Company as stated in Article 33 below;

21.1.10.	It will express its opinion regarding a special tender offer as set forth in Section 329 of the Companies Law.

21.2.	The authorities of the Board of Directors under Articles 21.1.1 through 21.1.10 above may not be delegated to the Chief Executive Officer.

21.3.	Without derogating from the powers granted to the Board of Directors under any applicable law or under the Articles of Association, the Board of Directors is granted additional powers as follows:

21.3.1.	To appoint, and at its discretion, to remove or suspend a Chief Executive Officer, an officer, other employee or authorized party, whether employed on a permanent or temporary basis or for special services, as the board of directors sees fit from time to time, and to define the authorities and obligations and determine their pay and compensation, and demand guarantees in the cases and amounts as the Board of Directors sees fit.

21.3.2.	The Board of Directors may authorize the Chief Executive Officer, temporarily or otherwise, to appoint officers and other employees, to define their authorities and obligations and to determine their pay and terms of employment.

21.3.3.	At any time and from time to time, to grant a power of attorney to any person to be a representative of the Company for such purposes and with such powers and authorities, and to exercise discretion (which will not exceed the Board of Directors’ discretion under these Articles of Association) for such period and subject to such terms, as the Board of Directors sees fit from time to time.

Each such power of attorney may be granted by the Board of Directors to any company or its members, its board of directors, authorized parties or managers of any company, or to a person determined by any company or corporation.

21.3.4.	The Board of Directors may appoint on behalf of the Company an attorney or attorneys in Israel or outside of Israel to represent the Company before any court, arbitration, judicial or quasi-judicial bodies, entities or government, municipal or other bodies in or outside Israel, and to grant any attorney the powers that the Board of Directors sees fit, including the power to delegate its powers, in whole or in part, to another or others.

The Board of Directors may delegate this power on a permanent or temporary basis to the Chief Executive Officer.

21.3.5.	The Board of Directors may, at its discretion, at any time, borrow or provide guarantees to any amount or amounts in such manners, at such times and on such terms as it sees fit, including by issuing bonds or a series of bonds, whether secured or unsecured, or subject to any mortgage, pledge or any other security of the factory or the property of the Company, in whole or in part, whether existing or in the future, including unpaid share capital.

22.	Chairman of the Board of Directors

22.1.	The Company’s Board of Directors will choose one of its members to serve as chairman of the Board of Directors.

22.2.	The chairman of the Board of Directors will be chosen by the members of the Board of Directors at the Board of Directors’ first meeting after the annual general meeting, or at the Board of Directors’ meeting at which he was appointed as director, and shall serve as the chairman of the Board of Directors as long as otherwise decided by the Board of Directors or until the vacation of his office as a director.

23.	Convening Meetings of the Board of Directors

23.1.	The Board of Directors will convene for meetings according to the needs of the Company, and at least once every three months.

23.2.	The chairman of the Board of Directors is entitled to convene the Board of Directors at any time, and to the request of any of the following:

23.2.1.	Two directors;

23.2.2.	One director – if pursuant to Section 257 of the Companies Law.

23.3.	Without derogating from the foregoing, the chairman of the Board of Directors shall convene the Board of Directors if actions by the Board of Directors are necessary due to a notice from or the report of the Chief Executive Officer according to Section 122(d) of the Companies Law, or the report of the auditor of the Company according to Section 169 of the Companies Law.

23.4.	If a meeting of the Board of Directors was not convened within 14 days from the request date, as set forth in Article 23.2 above, or from the report date of the Chief Executive Officer or the auditor according to Article 23.3 above, each of the foregoing may convene a meeting of the Board of Directors for the purpose of that matter.

23.5.	Notice of the Board of Directors meeting shall be provided to each member of the Board of Directors a reasonable time prior to the meeting.

23.6.	The notice will be sent to the address of the director or to another location as directed by the director, all as provided in advance to the Company, and therein shall be noted the date and location of the meeting, as well as a reasonable explanation of the subjects on the agenda.

23.7.	Notwithstanding Article 23.2 above, in urgent situations, the Board of Directors may, upon the agreement of a majority of the directors, to convene a meeting without prior notice.

24.	Board of Directors Meetings and their Management

24.1.	The agenda of the Board of Directors meetings will be determined by the chairman of the Board of Directors and shall include the topics determined by the chairman, the topics determined as set forth in Articles 23.2 and 23.3 above and any topic that a director or the Chief Executive Officer requests from the chairman of the Board of Directors, a reasonable time prior to the convening of the Board of Directors meeting, to be included in the agenda.

24.2.	The chairman of the Board of Directors will manage the Board of Directors meetings. If the chairman of the Board of Directors was absent from a meeting, the Board of Directors will choose one of its members to manage the meeting and to sign the meeting’s minutes.

24.3.	The Board of Directors may conduct meetings by using any means of communication, provided that all of the participating directors can hear one another at the same time.

24.4.	The Board of Directors may adopt resolutions even without actually convening, provided that all of the directors entitled to participate in the discussion and vote on the matter brought for discussion, have consented thereto.

24.5.	If resolutions were adopted as set forth in Article 24.4 above, the chairman of the Board of Directors will record the resolutions in the minutes book and will affix thereto his signature or the signatures of the directors.

24.6.	A legal quorum for the commencement of a Board of Directors meeting shall be either of the following: half of the members of the Board of Directors, or three members of the Board of Directors among which one or more external directors.

24.7.	At each meeting of the Board of Directors where a legal quorum was present, the Board of Directors shall be authorized to exercise all of the authorities, powers of attorney and discretion granted at such time to the Board of Directors or generally exercised thereby.

25.	Voting at the Meetings of the Board of Directors

25.1.	Each director at a meeting of the Board of Directors shall have one vote.

25.2.	The resolutions of the Board of Directors shall be passed with a Regular Majority; the chairman of the Board of Directors shall not have an additional vote.

25.3.	A director in such capacity shall not enter into voting agreements and such agreements shall be deemed as a breach of the fiduciary duty of the director.

25.4.	The minutes approved and signed by the chairman of the meeting or by the chairman of the Board of Directors shall serve as prima facie evidence to the contents thereof.

26.	Committees of the Board of Directors

26.1.	The Company’s Board of Directors may establish committees of the Board of Directors, generally or for a specific matter, and to appoint members thereof from the members of the Board of Directors, and may from time to time terminate the granting of this authority (hereinafter: the “Board of Directors Committee”).

26.2.	A decision made or an action performed at the Board of Directors Committee, shall be considered as a decision made or action performed by the Board of Directors, unless the Board of Directors instructs otherwise.

26.3.	The Board of Directors Committee shall report to the Board of Directors on an ongoing basis regarding its decisions and recommendations. The decisions or recommendations of the Board of Directors Committee requiring the approval of the Board of Directors will be brought to the attention of the Board of Directors a reasonable time before the discussion by the Board of Directors.

26.4.	Articles 24 to 26 shall also apply, mutatis mutandis, to the convening of meetings of the committees and their management.

26.5.	The Company’s Board of Directors may not delegate its authorities to the Board of Directors Committee with regard to the following matters, except for the purpose of recommendation only:

26.5.1.	Determining the general policy of the Company;

26.5.2.	Distribution, as defined in Section 1 of the Companies Law, unless referring to the purchase of the Company’s shares in accordance with the instructions outlined in advance by the Board of Directors;

26.5.3.	Determining the position of the Board of Directors in matters that require the approval of the general meeting, or providing an opinion according to Section 329 of the Companies Law;

26.5.4.	The allocation of shares or of securities convertible to shares or exercisable to shares, or a series of bonds, excluding the allocation of shares due to the exercise or conversion of the securities of the Company;

26.5.5.	The approval of financial statements;

26.5.6.	The approval of the transactions and actions requiring the approval of the Board of Directors according to the provisions of Sections 255 and 268 to 275 of the Companies Law.

26.6.	The Board of Directors may dissolve Board of Directors Committees appointed thereby, however the dissolution shall not derogate from the validity of decisions of such Board of Directors Committee according to which the Company acted vis-à-vis another person who was not aware of its dissolution.

27.	Audit Committee

27.1.	The Board of Directors of the Company shall appoint an audit committee from among its members and the provisions of Article 26 above shall apply thereto, mutatis mutandis.

27.2.	The number of members of the audit committee shall not be less than three and its members will be appointed according to Section 115 of the Companies Law.

27.3.	The internal auditor of the Company shall receive notices of the convention of meetings of the audit committee and shall be entitled to participate in them. The internal auditor shall be entitled to request from the chairman of the audit committee to convene the committee for a discussion in a topic that will be detailed in his request, and the chairman of the audit committee will convene it within a reasonable time from the date of the request, if he sees a reason to do so.

27.4.	Notice regarding the convention of an audit committee meeting at which a matter relating to the audit of the financial statements will be discussed, shall be provided to the auditor of the Company, who may participate therein.

27.5.	The audit committee shall point out the deficiencies in the Company’s business management, inter alia, by consulting with the internal auditor and/or the auditors of the Company and shall propose ways to correct them to the Board of Directors. The audit committee shall decide whether to approve the actions and transactions requiring the approval of the audit committee according to Sections 255 and 268 to 275 of the Companies Law. Additionally, the audit committee shall have the authorities and roles as detailed in Section 117 of the Companies Law.

28.	Chief Executive Officer

28.1.	The Board of Directors may, from time to time, appoint one or more persons, whether directors or not, as the Chief Executive Officer or Chief Executive Officers of the Company, either for a determined date or an unlimited amount of time, and may, from time to time, in considering the terms of the entire contract between it or them and between the Company, release him, her or them from their office and appoint another or others in his, her or their place.

28.2.	The Chief Executive Officer is responsible for the ongoing management of the Company’s matters within the policy determined by the Board of Directors and pursuant thereto, and shall be under the supervision of the Board of Directors. The Chief Executive Officer shall have all of the management and executive authorities granted thereto by Law or these Articles of Association, any management and executive authorities not granted by Law or these Articles of Association to another organ of the Company as well as any authority granted thereto by the Board of Directors.

28.3.	The Chief Executive Officer may appoint a person, people or a corporation for the purpose of receiving and holding in trust for the benefit of the Company of any property belonging to the Company or which the Company has an interest in, or for any other purpose, and to perform and execute all of the actions and things required in connection with any such trust, as well as to pay the salaries of the trustee or these trustees;

28.4.	The Chief Executive Officer may develop, manage, defend, settle, or abandon any legal proceedings on behalf of the Company or against it or against its officers or relating in another manner to its matters as well as to settle or extend the repayment time or to remove any debt or actions or requirements of the Company or against it;

28.5.	The Chief Executive Officer may take any action or demand of the Company or against it to arbitration;

28.6.	The Chief Executive Officer shall submit to the Board of Directors a report of the ongoing operations of the Company on the dates and in the scope as shall be determined by the Board of Directors. The chairman of the Board of Directors may, at his initiative or according to the decision of the Board of Directors, request from the Chief Executive Officer a report regarding the Company’s business.

28.7.	The compensation of the Chief Executive Officer and the terms of his employment shall be as determined from time to time, taking into consideration the terms of any contract between him and the Company and pursuant to the provisions of the Companies Law, by the Board of Directors, and may be by way of a salary or commission in a certain percentage of a dividend, profits or revenues of the Company, or by participation in these profits, or in one or more of these manners. Where the Companies Law requires the approval of the general meeting regarding the contract with an officer, any such contract shall be subject to such approval.

28.8.	Subject to the provisions of any applicable law, including Section 92 of the Companies Law, the Board of Directors may, from time to time, delegate to the Chief Executive Officer the authorities granted to the Board of directors by these Articles of Association, as it shall see fit, and may grant authorities which will be exercised for such purposes and needs and at such times and subject to the conditions and limitations, as the Board of Directors sees fit. The Board of Directors may delegate such authorities and continue to hold them in parallel, or delegate them in place of the Board of Directors’ authority, in whole or in part, and may from time to time cancel, change and replace any such authority or all of them entirely.

28.9.	The Chief Executive Officer may, with the approval of the Board of Directors, delegate to another, subordinated thereto, from its authorities.

29.	Officers in the Company

The Board of Directors may from time to time appoint and terminate, and, pursuant to the provisions of any applicable law and as set forth in Article 21.3.5 above, authorize the Chief Executive Officer, regularly or on a one-time basis, to appoint other officers and employees, define their authorities and obligations and determine their compensation and the terms of their employment. The authority of the Board of Directors according to this Article shall not derogate from the authority of the Chief Executive Officer to appoint officers in accordance with the Companies Law. However, an officer terminated by the Board of Directors shall not be reappointed, except by the Board of Directors.

30.	Liability Insurance, Indemnification and Exemption

30.1.	Pursuant to the provisions of the Companies Law, the Company may enter into an officers liability insurance agreement, for liability imposed thereon due to an action performed as an officer of the Company, in respect of each of the following:

30.1.1.	The breach of the duty of care towards the Company or towards another person;

30.1.2.	The breach of the fiduciary duty towards it, and provided that the officer acted with good faith and had reasonable grounds to assume that the action would not harm the Company’s best interest;

30.1.3.	A financial liability imposed thereon for the benefit of another person;

30.1.4.	Payments to the injured party from the violation as set forth in Section 52BBB(a)(1)(a) of the Securities Law;

30.1.5.	Expenses in connection with an Administrative Proceeding conducted in such officer’s matter, including reasonable litigation expenses and including attorneys’ fees.

30.2.	Pursuant to the provisions of the Companies Law, the Company may indemnify an officer thereof in respect of a liability or expense, as detailed below, imposed thereon due to an action performed thereby in his capacity as an officer of the Company:

30.2.1.	A financial liability imposed thereon for the benefit of another person according to a judgment, including a judgment granted in a settlement or an arbitration ruling approved by a court;

30.2.2.	Reasonable litigation expenses, including attorneys’ fees, which the officer expended due to an investigation or proceeding conducted against him by an authorized authority to conduct an investigation or proceeding, and which ended without the submission of an indictment against him and without any financial liability being imposed on him as an alternative to a criminal proceeding, or which ended without the submission of an indictment against him but with the placement of a financial liability as an alternative to a criminal proceeding for a crime which does not require proving mens rea, or in connection with a financial sanction.

30.2.3.	Reasonable litigation expenses, including attorneys’ fees, which the officer expended or were imposed thereon by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or a criminal indictment from which he was acquitted, or a criminal indictment in which he was charged for a crime which does not require proving mens rea.

30.2.4.	Payments to the injured party of a violation, as set forth in Section 52BBB(a)(1)(a) of the Securities Law.

30.2.5.	Expenses paid in connection with an Administrative Proceeding conducted in his matter, including reasonable litigation expenses, and including attorneys’ fees.

30.2.6.	A liability or other expenses in respect of which the Company may indemnify pursuant to the Companies Law.

30.3.	The Company may indemnify an officer as set forth above after the occurrence of the indemnifiable event, and may also undertake in advance to indemnify an officer, provided that such undertaking is limited to the types of events that according to the Board of Directors may be indemnified, at the time of providing said undertaking, and in an amount that the Board of Directors determined is reasonable under the circumstances of the matter, for the liability imposed on such officer or an expense paid thereby or that will be imposed thereon, as set forth in Article 30.2 above, due to an action or inaction in his capacity as a director or officer of the Company. The undertaking for indemnification shall set forth the events which are, in the Board of Directors’ opinion, expected in light of the Company’s actual operations and the time of providing the undertaking as well as the amount or criterion which the Board of Directors determined are reasonable under the circumstances.

30.4.	Pursuant to the provisions of the Companies Law, the Company is entitled to undertake to indemnify, in advance, any person, including an officer serving on behalf of the Company or at its request as a director or officer of another company (including a foreign company) in which the Company holds shares, directly or indirectly, or that the Company has any interest therein (hereinafter: an “Officer Serving in Another Company”), due to a liability imposed thereon or an expense paid by him or imposed thereon, as set forth above, due to an action or inaction in his capacity as a director or Officer in Another Company.

30.5.	A decision regarding indemnifying and/or exempting from liability an officer and regarding the scope of indemnification shall be made by the Board of Directors as well as by any other entity in the Company whose approval is required by any applicable law at the time of such approval.

30.6.	The above provisions do not and shall not limit the Company in any manner in its engagement in insurance agreements and/or regarding indemnification:

30.6.1.	In connection with anyone who is not an officer in the Company, including employees, contractors or consultants of the Company who are not officers;

30.6.2.	In connection with the officers in the Company – if the insurance and/or indemnification are not prohibited explicitly according to any applicable law.

30.7.	Pursuant to the provisions of any applicable law, the Company may exempt in advance, an officer from his liability, in whole or in part, due to an injury caused to it due to a breach of the fiduciary duty towards it, with the exception of an exemption in advance of a director from his liability towards it due to a breach of the fiduciary duty in distributions.

30.8.	“Officer” in this Article 30 means, anyone who served from time to time in the Company as an officer, as this term is defined in Section 1 of the Companies Law, including an officer of the Company, serving on behalf of the Company in another company, including a subsidiary of the Company, and including a private company under the control of any of the abovementioned officers, through which he served as an officer of the Company and/or as an Officer in Another Company.

31.	Internal Auditor and Auditor

31.1.	Internal auditor:

31.1.1.	The Company’s Board of Directors shall appoint an internal auditor in accordance with the proposal of the audit committee.

31.1.2.	The chairman of the audit committee shall be the organizational superior of the internal auditor, unless otherwise determined by the Board of Directors and/or the audit committee.

31.1.3.	The internal auditor will submit his proposal for an annual or periodic work plan for the approval of the audit committee, and the audit committee will approve it with the changes as it sees fit.

31.1.4.	The internal auditor will submit a report of his findings to the chairman of the Board of Directors, the Chief Executive Officer and the chairman of the audit committee; the chairman of the Board of Directors or the chairman of the audit committee may instruct the internal auditor to conduct an internal audit, in addition to the work plan, where an urgent need therefor arises.

31.2.	Auditor:

31.2.1.	The general meeting will appoint an external auditor for the Company. Such auditor will serve in his position through one year from the general meeting at which he was appointed. The general meeting may in its decision to appoint the auditor to determine that the term of his appointment shall be longer than one year, but in event will the term exceed the third annual general meeting after the annual general meeting in which he was appointed.

31.2.2.	The Company may appoint several external auditors to jointly perform the audit.

31.2.3.	The compensation of the external auditor for the audit work shall be determined by the general meeting that appointed him, or by the Board of Directors if the general meeting did not or if the general meeting authorized the Board of Directors to determine the compensation. The Company’s Board of Directors shall determine the external auditor’s compensation for additional services provided to the Company, which are not audit services. The Board of Directors shall report to the annual general meeting regarding the external auditor’s salary for such additional services.

32.	Distributions, Dividends and Bonus Shares

32.1.	Distributions, dividends and the allocation of bonus shares shall be, subject to the Companies Law and these Articles of Association, as follows:

32.1.1.	The decision regarding a distribution, dividend and allocation of bonus shares will be made by the Company’s Board of Directors;

32.1.2.	The distribution of the dividend to the shareholders in the Company shall be performed to each shareholder in the Company in a manner relative to the par value of each share, unless determined otherwise in these Articles of Association, as amended, explicit rules regarding ranking appertaining to dividends with regard to one class of share or another;

32.1.3.	The Board of Directors is entitled to deduct from any dividend or other benefits, the sums that a shareholder owes to the Company in respect of the shares in respect of which the dividend or other benefit will be paid or granted, whether such sums are due or not.

32.2.	The Company may issue redeemable securities, all subject to Section 312 of the Companies Law and pursuant to the terms of such redeemable securities as will be determined in the issuance. The authority to issue redeemable securities is granted to the Company’s Board of Directors.

32.3.	The Board of Directors may, as it shall see fit and beneficial, appoint trustees or representatives for the holders of bearer share certificates who/which for a period of time, as determined by the Board of Directors, did not contact the Company to receive dividends, shares or other benefits of any kind or type, and for those shareholders registered by name that did not notify the Company of a change to their address and did not contact the Company to receive dividends, shares or other benefits throughout the term as stated above. These representatives or trustees will be appointed for realizing, collecting or receiving the dividends, shares and rights as stated, to sign the shares which have yet to be issued that are offered to the shareholders, but they will not be entitled to transfer or assign the shares for which they were appointed or to vote on their behalf or to transfer or assign rights which they are holding, as stated. In the terms of each trust or appointment of a representative, it will be stipulated by the Company that upon the first request by the holder of a share in respect of which the trustees or representatives were appointed, the trustees or representatives will be obligated to return to that holder of a share or to anyone that the Company will instruct for the share in question and all of the rights held thereby for them, all as applicable. Any action or arrangement performed by these representatives or trustees and any agreement between the Board of Directors and these representatives or trustees shall be valid and shall obligate anyone related to the matter.

32.4.	The Board of Directors may determine from time to time the manner of payment of the dividends or the distribution of bonus shares and any other rights and the arrangements in connection therewith, both to the shareholders registered by name and to the holders of bearer share certificates. Without derogating from the generality of the foregoing, the Board of Directors may pay all of the dividends or funds in respect of the shares by mailing checks to the addresses of the shareholders as registered in the Company’s register of shareholders.

33.	Calls for Payment

33.1.	The Board of Directors may at times, at its discretion or subject to the terms pursuant to which the shares were allocated, if such terms were determined, submit to the shareholders a call for payment with respect to the portion of the shares that has not been fully paid up by the shareholders, as the Board of Directors shall see fit, and provided that prior notice of at least fourteen days was provided regarding the call for payment, and each shareholder shall be obligated to pay the sum requested therefrom as stated on the dates and at the locations as determined by the Board of Directors.

33.2.	Joint holders of a share shall be obligated, jointly and severally to pay the amounts requested by the call for payment and the rates in connection with these calls.

33.3.	If the call for payment or the rate arising in respect of the share was not paid, the shareholder or the person to which it was allocated will be obligated to pay the linkage differentials and interest on the sum of the call for payment or the rate as determined by the Board of Directors commencing on the date designated for the repayment and concluding on the payment date. The Board of Directors may however waive the linkage differentials or the interest or a portion thereof.

33.4.	Any sum which must be, pursuant to the terms of allocation of the concerned shares, repaid at the time of the allocation or on a predetermined date, whether in respect of the par value of the share or whether a premium thereon, shall be considered under these Articles of Association as sums that have been validly called for payment and the due date is the date of allocation or the predetermined date, as applicable , and in the event of non-payment, all of the Articles hereof regarding the payment of linkage differentials and interest and expenses, forfeiture and the like and all other Articles pertaining thereto shall apply, as though such sum was validly called for payment.

33.5.	The Board of Directors, if it shall see fit, may accept from a shareholder payment in respect of all or any portion of the amounts unpaid in respect of such shareholder’s shares, in addition to the sums called for payment, and the Board of Directors may also pay to such shareholder interest and linkage differentials on the sums paid in advance or on that part of them exceeding the sum which at the time under discussion was called for payment in respect of the shares in relation to which the payment was performed initially, at a rate that the Board of Directors and the shareholder shall agree on, in addition to dividends which will be paid, if applicable, in respect of that part paid on the share in relation to which the payment was performed initially.

34.	Forfeiture of shares

34.1.	If a shareholder (hereinafter in this Article: the “Obligated Party”) did not fulfill the call for payment according to Article 33 above, the Board of Directors may, at any time thereafter, forfeit all of the shares in relation to which the Obligated Party was given notice regarding the call for payment.

34.2.	Subject to the provisions of any applicable law, the forfeiture of any share will be followed, at the time of the forfeiture, by a termination of any right in the Company and any claim or demand towards it in relation to the share.

34.3.	The forfeiture of a share in the Company shall include all of the dividends in respect of that share which were not paid before the forfeiture, even if declared.

34.4.	The Board of Directors may sell, reallocate or transfer in another manner any share that was forfeited in the manner that it shall decide, with or without any sum repaid for the share or considered repaid therefor. The shares which were forfeited and not yet sold shall be dormant shares, as defined in Section 308 of the Companies Law.

34.5.	If the consideration received for the sale of the shares forfeited exceeds the consideration for which the Obligated Party was obligated, the Obligated Party shall be entitled to the portion which was paid by the Obligated Party in respect of the shares, if any such amounts were paid, provided that the consideration remaining with the Company shall not be less than the consideration to which it was entitled from the Obligated Party with the addition of the expenses ancillary to the sale.

34.6.	The Board of Directors may at any time collect the forfeited funds or any part of them, as it shall see fit, but there shall not be any obligation thereon to do so.

35.	Register of Shareholders

35.1.	The Company shall keep a register of shareholders which shall include the following details:

35.1.1.	Name, ID no. and address of each shareholder, all as provided to the Company;

35.1.2.	The amount of shares and class of shares in the possession of each shareholder, noting their par value and the unpaid portion thereon, if the shares are not fully paid up;

35.1.3.	The allocation date of the shares or the date of their transfer to the shareholders, as applicable;

35.1.4.	If the shares are marked with serial numbers, the Company shall note, next to the name of the shareholder, the number of shares registered in the shareholder’s name.

35.2.	If there were dormant shares, as set forth in Section 308 of the Companies Law, in the Company, the number of such shares shall be recorded in the register and the date on which they became dormant.

35.3.	If the Company is keeping an additional register of shareholders, as set forth in Article 37 below, the amount of shares registered in the additional register of shareholders shall be noted as well as their serial numbers, if the shares are marked by serial numbers.

35.4.	The Company shall change the registration of ownership in the shares in the register of shareholders, as set forth in Article 36.1, in each of the events listed below:

35.4.1.	If the Company received a court order to amend the register;

35.4.2.	If it was proven to the Company that conditions by law for assigning the right have been fulfilled;

35.4.3.	If another condition was fulfilled, which pursuant to the Articles of Association was sufficient to cause a change in the register of shareholders.

35.5.	The Company shall be entitled to close the register of shareholders for a reasonable amount of time as determined by the Board of Directors and provided that it shall not exceed 30 days each year. Regarding the closing of the register of shareholders, the Company shall publish a notice, at least 7 days prior thereto.

36.	Register of material shareholders and an additional register of shareholders outside of Israel

36.1.	The register of material shareholders shall contain the reports received by the Company pursuant to the Securities Law regarding the holdings of material shareholders of shares in the Company.

36.2.	The Company may keep an additional register of shareholders outside of Israel and in this regard all of the provisions of Section 138 of the Companies Law shall apply.

37.	The Signatory, Stamp and Authority of to Sign

37.1.	The Company may determine a rubber stamp or stamps to embed on the documents, and the Board of Directors shall ensure that each such stamp shall be kept in a secure place;

37.2.	The Board of Directors may authorize any person to act or sign on behalf of the Company, and their actions or signature shall obligate the Company, provided that such person acted or signed within his/her authority;

37.3.	The Board of Directors is authorized to use and hold a stamp outside of Israel, and to instruct the use thereof.

38.	Accounting

The Board of Directors is responsible for keeping the accounts and the publication of financial statements as determined in Sections 171 to 175 of the Companies Law and any other law applying on the Company.

39.	Donations

The Company may donate a reasonable sum to a proper cause, even if the donation is not within the Company’s business considerations. The Chief Executive Officer shall be authorized to implement this Article, provided that annual cumulative donations exceeding the higher of USD 15,000 shall be brought for the approval of the Board of Directors.

40.	Keeping of Minutes

The Company shall conduct minutes of the proceedings in the general meetings, class meetings, Board of Directors meetings and meetings of the committees of the Board of Directors, and shall maintain them in its registered offices for a term of 7 years from the meeting date.

41.	Notices

Notices and other documents which must be transferred to the shareholders or any of them may be transferred by the Company to all of the shareholders personally or via registered mail in a duly stamped letter, to the location as registered by that shareholder in the register of shareholders or by providing notice to the shareholders or holders of any other kinds of rights by publishing in two daily Hebrew newspapers appearing in Israel in Hebrew and with a reasonable distribution, and such publication shall replace the provision of notices in person or by mail.

42.	Forum for Adjudication of Disputes

42.1.	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 42 shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended.

42.2.	Unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.

42.3.	Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article 42.